FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                           KANSAS CITY, MO 64111-2406


FIDELITY SECURITY LIFE INSURANCE COMPANY (referred to "as we, us and our). We will make Annuity Payments as described in this Contract beginning on the Annuity Date.

This Contract is issued in return for the payment of the initial purchase payment.

[10] DAY RIGHT TO EXAMINE

This Contract may be returned within [10] days after you receive it by mailing or delivering the contract to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be treated as if it were never issued. We will promptly refund your Contract Value as of the Business Day we receive your Contract. Your Contract Value may be more or less than your purchase payment.

Signed for the Company.

______________________________                  ______________________________
          Secretary                                      President


                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                  DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

                                NONPARTICIPATING
                                  NO DIVIDENDS

                          READ YOUR CONTRACT CAREFULLY.

           ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN
         BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE
              VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND ON PAGES __ AND __.



                                TABLE OF CONTENTS

                                                                            PAGE

CONTRACT SCHEDULE............................................................3

DEFINITIONS..................................................................8

GENERAL PROVISIONS..........................................................10

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS.................................11

BENEFICIARY PROVISIONS......................................................11

PURCHASE PAYMENT PROVISIONS.................................................12

CONTRACT VALUE PROVISION....................................................12

FIXED ACCOUNT PROVISIONS....................................................13

SEPARATE ACCOUNT PROVISIONS.................................................13

TRANSFER PROVISIONS.........................................................15

DEATH BENEFIT PROVISIONS....................................................16

ANNUITY PROVISIONS..........................................................18

SURRENDER PROVISIONS........................................................21

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS
         FROM THE SEPARATE ACCOUNT..........................................22

DEFERRAL OF PAYMENTS OR TRANSFERS
         FROM THE FIXED ACCOUNT.............................................22

RESERVES, VALUES AND BENEFITS...............................................22





                                CONTRACT SCHEDULE
OWNER: [John Doe]                                             AGE AT ISSUE: [   ]

JOINT OWNER: [Jane Doe]                                       AGE AT ISSUE: [   ]

ANNUITANT: [John Doe]                                         AGE AT ISSUE: [   ]

CONTRACT NUMBER: [           ]                                ISSUE DATE: [           ]

PLAN TYPE:     [Non-qualified]                                ANNUITY DATE: [       ]

PURCHASE PAYMENTS: [Purchase payments can be made either as "Lump Sum Payments"
                   or as "Easy Pay Payments."

                  LUMP SUM PAYMENTS:   Any purchase payment of $5,000 or more.
                  EASY PAY PAYMENT:    $50 or more per month.
                  MAXIMUM TOTAL PURCHASE PAYMENTS:    The maximum total of all purchase
                                                      payments is $500,000 without our
                                                      prior consent.]

BENEFICIARY:  [As designated by you at Issue Date unless changed in accordance with the Contract provisions.]

PRODUCT EXPENSE CHARGE:   [We assess each Subaccount of the Separate Account a
                          Product Expense Charge against the average daily net asset value of the Subaccount as follows:

                  LUMP SUM PAYMENTS:    0.90%, on an annual basis.
                  EASY PAY PAYMENTS:    For contracts that have a Contract Value of $100,000
                                        or more, 0.90%, on an annual basis.  For contracts that
                                        have a Contract Value less than $100,000, 1.50%, on
                                        an annual basis.

INVESTMENT OPTIONS:
         [Investors Mark Series Fund, Inc.
                  Money Market Portfolio
                  Growth & Income Portfolio
                  Large Cap Growth Portfolio
                  Small Cap Equity Portfolio

         Berger Institutional Products Trust
                  Berger/BIAM IPT - International Fund]


SEPARATE ACCOUNT:  [FSL SEPARATE ACCOUNT M]

ALLOCATION GUIDELINES:

     [1. Currently, you can select from any of the Subaccounts. However, we reserve the right to limit this in the future.

     2. If the purchase payments and forms required to issue a Contract are in good order, the initial purchase payment will be credited to your Contract within two (2) business days after receipt at the Annuity Service Office. Additional purchase payments will be credited to your Contract as of the Business Day they are received.

     3. Allocations must be in whole numbers. Each allocation must be at least $25. Allocations made pursuant to a pre-approved Rebalancing or Dollar Cost Averaging program are not subject to these limitations.]

TRANSFERS:

     NUMBER OF PERMITTED: [Currently, there are no limits on the number of transfers between Subaccounts that can be made during the accumulation phase. We reserve the right to change this.

     Currently, during the accumulation phase, you can make twelve (12) transfers every contract year without charge. You can transfer contract values into the fixed account from the investment options.

     Currently, during the accumulation phase, you can only make one transfer in a calendar quarter out of the fixed account into the Subaccounts.

     Currently, during the Annuity Period, you can make four (4) transfers each Contract Year between Investment Options or between the Investment Option and the General Account.]

     TRANSFER FEE: [We will charge $50 for each additional transfer during the accumulation period in excess of twelve (12) transfers in any contract year. Transfers made at the end of the "Right to Examine Period" by us and any transfers made pursuant to the Dollar Cost Averaging or Rebalancing Program will not be counted in determining the application of any Transfer Fee.]

     MINIMUM AMOUNT TO BE TRANSFERRED: [$500, or your entire interest in the Fixed Account or the Subaccount, if less. This requirement is waived if the transfer is pursuant to a transfer for the Dollar Cost Averaging or Rebalancing Program.]

         MINIMUM AMOUNT WHICH MUST REMAIN IN THE FIXED ACCOUNT OR
         ANY SUBACCOUNT AFTER A TRANSFER:              [$100]

SURRENDERS AND INTERNAL TRANSFERS:

     SURRENDER CHARGE: [A Surrender Charge is assessed against purchase payments surrendered. The Surrender Charge is calculated at the time of each surrender.
Each purchase payment is tracked from the date of its receipt and the type of purchase payment. Surrender Charges are determined in accordance with the following schedule:

                                                 SURRENDER CHARGES
         NUMBER OF COMPLETE YEARS                                           % CHARGE
         ------------------------                                           --------
         FROM RECEIPT OF PURCHASE PAYMENT                        EASY PAY            LUMP SUM
         --------------------------------                        --------            --------
                           1                                           6%               7%
                           2                                           6                6
                           3                                           6                5
                           4                                           5                4
                           5                                           5                3
                           6                                           4                2
                           7                                           3                1
                           8                                           2                0
                           9                                           2                0
                           10                                          1                0
                           11 and thereafter                           0                0

     WAIVER OF SURRENDER CHARGE: [Each Contract Year a partial surrender of 10% of the Contract Value may be made free from any Surrender Charge on a non-cumulative basis.

It is our current practice to waive Surrender Charges for an owner of one of our annuity contracts who wishes to transfer Contract Values to another of our Annuity Contracts. The following will apply to such internal transfers:

     1. there is an internal transfer fee of 2% of the amount transferred when you make an transfer of Contract Value to another contract (including this contract) issued by us;

     2. once transferred into the other contract, the amount transferred will be subject to an Adjusted Surrender Charge in accordance with the following schedule:



                                            ADJUSTED SURRENDER CHARGES
                                            NUMBER OF COMPLETE YEARS YOU HAVE BEEN
         NUMBER OF COMPLETE                          OUR ANNUITY  CUSTOMER.
         YEARS FROM TRANSFER                5 YEARS OR LESS            5-10 YEARS       10 YEARS +
         -------------------                ---------------            ----------       ----------
                      1                              6%                      4%                3%
                      2                              5                       3                 3
                      3                              4                       2                 2
                      4                              3                       1                 1
                      5                              2                       0                 0
                      6                              1                       0                 0
                      7 and longer                   0                       0                 0

     3. if your contract was issued prior to May 1, 1999, or is no longer subject to a withdrawal or surrender charge we will not assess the internal transfer fee for the first internal transfer you make. Once Contract Values are in the new contract they will be subject to the Adjusted Surrender Charges. Any subsequent internal transfer will be subject to items 1 and 2 above.

         MINIMUM PARTIAL SURRENDER:  [$500, or your entire interest in the Fixed
                                     Account or Subaccount]

         MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT
         AFTER A PARTIAL SURRENDER:     [Lump Sum $5,000; Easy Pay $1,000]

FIXED ACCOUNT:
         CURRENT INTEREST RATE AS OF ISSUE DATE:  [X%, guaranteed through the end of the current calendar year]
         MINIMUM GUARANTEED INTEREST RATES: [3%]

ENDORSEMENTS:
         [Individual Retirement Annuity Endorsement]
         [403(b) Endorsement]
         [Unisex Endorsement]
         [Accidental Death Benefit]
         [Disability Benefit]
         [Nursing Home/Terminal Illness/Hospital Rider]
         [Qualified Plan Endorsement]

ANNUITY SERVICE OFFICE:
     FIDELITY SECURITY LIFE INSURANCE COMPANY
     [3130 Broadway]
     [Kansas City, MO 64111]




                                   DEFINITIONS

ACCUMULATION UNIT - A unit of measure used to calculate the Contract Value in a Subaccount of the Separate Account.

ACCUMULATION PERIOD - The period prior to the Annuity Date during which you can make purchase payments.

ANNUITANT - The natural person on whose life Annuity Payments are based. You may change the Annuitant at any time prior to the Income Date unless the Owner is not a natural person. On or after the Annuity Date, any reference to Annuitant shall also include any Joint Annuitant.

ANNUITY OR ANNUITY PAYMENTS - The series of payments made to the Owner or other named payee after the Annuity Date under the Annuity Option elected.

ANNUITY DATE - The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY PERIOD - The period starting on the Annuity Date during which Annuity Payments are paid.

ANNUITY SERVICE OFFICE - The office indicated on the Contract Schedule to which notices, requests and purchase payments must be sent. All sums payable by us under the Contract are payable through the Annuity Service Office.

ANNUITY UNIT - A unit of measure used to calculate Variable Annuity Payments after the Annuity Date.

ATTAINED AGE - The age of any Owner or Annuitant on his/her birthday nearest the date for which age is being determined.

BENEFICIARY - The person(s) or entity(ies) who will receive any death benefit payable under this Contract.

BUSINESS DAY - Each day that the New York Stock Exchange and we are open for business. The Separate Account will be valued each Business Day.

COMPANY - Fidelity Security Life Insurance Company.

CONTRACT ANNIVERSARY - An anniversary of the Issue Date of this Contract.

CONTRACT VALUE - The sum of your interest in the Fixed Account and the Subaccounts of the Separate Account.

CONTRACT YEAR - One year from the Issue Date and from each Contract Anniversary.

FIXED ACCOUNT - A portion of the General Account into which you can allocate purchase payments or transfer Contract Value. At our discretion, we may from time to time declare an excess interest rate for this Account. The Fixed Account is only available prior to the Annuity Date.

FIXED ANNUITY - A series of payments made during the Annuity Period which are guaranteed as to dollar amount by us and do not vary with the investment experience of the Separate Account. Fixed Annuity Payments are made out of our General Account.

GENERAL ACCOUNT - Our general investment account which contains all of our assets with the exception of the Separate Account and other segregated asset accounts.

INVESTMENT OPTION - The investment choices within the Separate Account available under the Contract. Current Investment Options are shown on the Contract Schedule.

ISSUE DATE - The date this Contract was issued. The Issue Date is shown on the Contract Schedule.

JOINT OWNER - If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise allowed by us. Any Joint Owner must be the spouse of the other Owner, unless limited by state law.

OWNER - The person(s) or entity(ies) entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner shall mean Joint Owners.

SEPARATE ACCOUNT - A separate investment account of the Company designated on the Contract Schedule.

SUBACCOUNT - Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of an Investment Option.

VARIABLE ANNUITY - A series of payments made during the Annuity Period which vary in amount with the investment experience of each applicable Subaccount.


                               GENERAL PROVISIONS

THE CONTRACT - The entire contract consists of this Contract and application, riders or endorsements attached to this Contract.

INCONTESTABILITY - We will not contest this Contract at any time following the Issue Date.

NON-PARTICIPATING - This Contract will not share in any distribution of dividends.

MISSTATEMENT OF AGE OR SEX - We may require proof of age or sex of the Annuitant before making any life Annuity Payments under this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age or sex.

Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT - This Contract must be returned to us prior to any settlement. Prior to any payment of a death claim, due proof of death must be submitted to us.

PROTECTION OF PROCEEDS - No Beneficiary may commute, encumber, alienate or assign any payments under this Contract. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any payee or to any judicial process to levy upon or attach the same for payment thereof.

REPORTS - At least once each calendar year we will furnish you with a report showing the Contract Value and any other information as may be required by law. Reports will be sent to your last known address.

TAXES - Any taxes paid to any governmental entity relating to this Contract will be deducted from the purchase payments or Contract Value when incurred. We will, at our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the purchase payments; or commencement of Annuity Payments. We may, at our sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL - We may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

MODIFICATION OF CONTRACT - This Contract may be modified by us in order to maintain compliance with applicable state and federal law. This Contract may be changed or altered only by our President or our Secretary. A change or alteration will be made in writing.

                   ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

OWNER - You, as the Owner, have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed.

You may change the Owner at any time. A change of Owner will automatically revoke any prior designation of Owner. A request for change must be:

     1.   made in writing; and

     2.   received by us at the Annuity Service Office.

The change will become effective as of the date the written request is signed. A new designation of Owner will not apply to any payment made or action taken by us prior to the time the new designation was received.

JOINT OWNER - A Contract may be owned by Joint Owners. Any Joint Owner must be the spouse of the other Owner, unless limited by state law. Upon the death of either Owner, the surviving Joint Owner will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a written notice to us.

ANNUITANT - The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by you at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-individual. Any change of Annuitant is subject to our underwriting rules then in effect.

ASSIGNMENT - You may, at any time during your lifetime, assign your rights under this Contract. We will not be bound by any assignment until written notice of the assignment is received by us at the Annuity Service Office. We are not responsible for the validity of any assignment. We will not be liable as to any payment or other settlement made by us before receipt of written notice of the assignment.

                             BENEFICIARY PROVISIONS

BENEFICIARY - The Beneficiary designation in effect on the Issue Date will remain in effect, unless changed. Unless you provide otherwise, the death benefit will be paid in equal shares or all to the survivor as follows:

     1. to the primary Beneficiaries who survive you and/or the Annuitant's death, as applicable; or if there are none,

     2. to the contingent Beneficiaries who survive you and/or the Annuitant's death, as applicable; or if there are none,

     3.   to your estate.

CHANGE OF BENEFICIARY - Subject to the rights of any irrevocable Beneficiary, you may change the primary Beneficiary or contingent Beneficiary. A change may be made by filing a written request with us at the Annuity Service Office. The change will take effect as of the date the written request is signed. We will not be liable for any payment made or action taken before we record the change.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS - The initial purchase payment is due on the Issue Date. The minimum subsequent purchase payment and maximum total purchase payments are shown on the Contract Schedule. We reserve the right to reject any purchase payment.

CHANGE IN PURCHASE PAYMENTS - Subject to the minimum and maximum payments shown on the Contract Schedule, you may increase or decrease or change the frequency of subsequent purchase payments.

ALLOCATION OF PURCHASE PAYMENTS - The allocation of purchase payments is made in accordance with the selection made at the Issue Date. We have reserved the right to allocate initial purchase payments to a Money Market Subaccount. Unless you elect otherwise, subsequent purchase payments will be allocated in accordance with your initial selection. Allocation of the purchase payments is subject to the allocation guidelines set forth in the Contract Schedule.

NO DEFAULT - Unless you make a total surrender, this Contract will remain in force until the Annuity Date. This Contract will not be in default if subsequent purchase payments are not made.

                            CONTRACT VALUE PROVISION

CONTRACT VALUE - The Contract Value for any Valuation Period is the sum of the Contract Value in each of the Subaccounts of the Separate Account and the Contract Value in the Fixed Account.

The Contract Value in a Subaccount of the Separate Account is determined by multiplying the number of Accumulation Units allocated to the Contract for the Subaccount by the Accumulation Unit Value.

Surrenders will result in the cancellation of Accumulation Units in a Subaccount or a reduction in the Fixed Account.

                            FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT VALUE - The Fixed Account Value at any time is equal to :

     1.   the purchase payments allocated to the Fixed Account; plus

     2.   amounts transferred to the Fixed Account; plus

     3.   interest credited to the Fixed Account; less

     4. any prior partial surrenders and Surrender Charges deducted from the Fixed Account; less

     5.   amounts transferred from the Fixed Account; less

     6. any applicable premium taxes or Transfer Fees deducted from the Fixed Account.

INTEREST TO BE CREDITED - The Company guarantees that the interest to be credited to the Fixed Account will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. We may credit additional interest at our sole discretion for any Fixed Account option. The Fixed Account option and the Initial Current Interest Rate are shown on the Contract Schedule.

                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT - The Separate Account is designated on the Contract Schedule and consists of assets set aside by us, which are kept separate from our general assets and all of our other Separate Account assets. The assets of the Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we may do.

The Separate Account assets are divided into Subaccounts. The assets of the Subaccounts are allocated to the Investment Options shown on the Contract Schedule.

INVESTMENTS OF THE SEPARATE ACCOUNT - Purchase payments applied to the Separate Account are allocated to a Subaccount of the Separate Account. We may, from time to time, add additional Investment Options to those options shown on the Contract Schedule. You may be permitted to transfer Contract Values to the additional Investment Option. However, the right to make any transfer will be limited by any terms and conditions in effect at the time of transfer.

If the shares of any of the Investment Options become unavailable for investment by the Separate Account, or our Board of Directors deems further investment in these shares inappropriate, we may limit further purchase of such shares or substitute shares of another Investment Option for shares already purchased under this Contract.

VALUATION OF ASSETS - Assets of the Separate Account are valued at their fair market value in accordance with our procedures.

ACCUMULATION UNIT - Accumulation Units shall be used to account for all amounts allocated to or surrendered from a Subaccount of the Separate Account as a result of purchase payments, surrenders, transfers, or fees and charges. We will determine the number of Accumulation Units of a Subaccount purchased or canceled. This is done by dividing the amount allocated to (or the amount withdrawn from) the Subaccount, by the dollar value of one Accumulation Unit of the Subaccount as of the Business Day during which the request for the transaction is received at the Annuity Service Office.

NET INVESTMENT FACTOR - The Net Investment Factor for each Subaccount is determined by dividing A by B and multiplying by (1-C) where:

     A is (i) the net asset value per share of the Investment Option held by the Subaccount at the end of the current Business Day; plus

          (ii) any dividend or capital gains per share declared on behalf of such Investment Option that has an ex-dividend date as of the current Business Day.

     B is the net asset value per share of the Investment Option held by the Subaccount for the immediately preceding Business Day.

     C is (i) the Business Day equivalent of the daily Product Charge which is shown on the Contract Schedule; plus

          (ii) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation of this Subaccount.

ACCUMULATION UNIT VALUE - The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Subaccount are determined by multiplying the Accumulation Unit Value for the immediately preceding Business Day by the Net Investment Factor of the Subaccount for the current Business Day.

The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

PRODUCT EXPENSE CHARGE - We deduct a Product Expense Charge from each Subaccount of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule.

                               TRANSFER PROVISIONS

TRANSFERS - A transfer is subject to the following:

     1. the maximum number of transfers without a Transfer Fee is shown on the Contract Schedule;

     2. we reserve the right to assess a Transfer Fee if the number of transfers exceeds the maximum number of permissible free transfers not subject to a Transfer Fee. We will notify you of the imposition of any Transfer Fee. Any Transfer Fee we may impose is deducted from the amount which is transferred;

     3. you may not make a transfer until after the end of the Right to Examine Period;

     4. the minimum amount which may be transferred is shown on the Contract Schedule;

     5. a transfer will be effected as of the end of a Business Day when we receive an acceptable transfer request containing all required information including the amount which is to be transferred, and the Subaccount(s) and/or the Fixed Account affected;

     6. neither us or our Annuity Service Office are liable for a transfer made in accordance with your instructions;

     7. we reserve the right to restrict transfers between Subaccounts to a maximum of twelve (12) per contract year and to restrict transfers from being made on consecutive Business Days. We also reserve the right to restrict transfers into and out of the Fixed Account;

     8. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners. A modification could be applied to transfers to, or from, one or more of the Subaccounts and could include, but is not limited to:

          a.   the requirement of a minimum time period between each transfer;

          b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Owner; or

          c. limiting the dollar amount that may be transferred between the Subaccounts by an Owner at any one time;

     9. during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with a simultaneous request for purchase of another Subaccount). In such a case, the redemption order would be processed at the source Subaccount's next determined Accumulation Unit. However, the purchase into the new Subaccount would be effective at the next determined Accumulation Unit value for the new Subaccount only after we receive the proceeds from the source Subaccount, or we otherwise receive cash on behalf of the source Subaccount;

     10. transfers do not change the allocation instructions for future purchase payments;

     11. you may elect to make transfers by telephone. However, to elect this option you must first make a written request in a form acceptable to us. If there are Joint Owners, unless we are instructed to the contrary, instructions by telephone will be accepted from either one of the Joint Owners. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine;

     12.  transfers made during the Annuity Period are subject to the following:

          a. you may make the number of transfers each Contract Year as set forth in the Contract Schedule between the Subaccounts of the Separate Account;

          b. you may not make a transfer from the General Account to the Separate Account;

          c. the amount transferred to the General Account from a Subaccount of the Separate Account will be based upon current Company practice for such requests at the time of the transfer; and

          d. you may not make a transfer within three (3) business days of an Annuity Calculation Date.

                            DEATH BENEFIT PROVISIONS

DEATH OF OWNER DURING THE ACCUMULATION PERIOD - The death benefit will be paid to the Beneficiary(ies) designated by you upon your death, or the death of any Joint Owner, during the Accumulation Period. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD - The death benefit will be the greater of:

     (i)  the  purchase  payments,  less any  surrenders  and related  Surrender
          Charges;

     (ii) the Contract Value determined as of the end of the Business Day during which we receive both due proof of death and an election for the payment method.

The amount of the death benefit is determined as of the end of the Business Day during which we receive both due proof of death and an election for the payment method. The death benefit amount remains in the Separate Account and/or Fixed Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Subaccount will be subject to investment risk which is borne by the Beneficiary.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD - A Beneficiary must elect the death benefit to be paid under one of the options below in the event of the death of an Owner during the Accumulation Period. In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract. In this event, the Contract Value will be adjusted to equal the death benefit.

     OPTION 1 - lump sum payment of the death benefit; or

     OPTION 2 - the payment of the entire death benefit within five (5) years of the date of the death of the Owner or any Joint Owner; or

     OPTION 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one (1) year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner's or Joint Owner's death must be distributed within five (5) years of the date of death.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD - If the Owner or a Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the time of the Owner's death. Upon the death of the Owner during the Annuity Period, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT - Upon the death of an Annuitant, who is not the Owner, during the Accumulation Period, the Owner automatically becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's underwriting rules then in effect. If the Owner is a non- natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT - We will require due proof of death before any death benefit is paid. Due proof of death will be:

     1.   a certified death certificate;

     2. a certified decree of a court of competent jurisdiction as to the finding of death;

     3.   a written statement by a medical doctor who attended the deceased; or

     4.   any other proof satisfactory us.

Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

                               ANNUITY PROVISIONS

ANNUITY DATE - You elect the Annuity Date at the time of issue. The Annuity Date is shown on the Contract Schedule. The Annuity Date must be the first or fifteenth day of a calendar month and must be at least one (1) month after the Issue Date. The Annuity Date may not be later than the first day of the calendar month following the Annuitant's [85th] birthday. If there are joint annuitants, it is the birthday of the oldest Annuitant that is applicable.

Prior to the Annuity Date, you may, subject to the above, change the Annuity Date upon thirty (30) days prior written notice to us at the Annuity Service Office.

ANNUITY CALCULATION DATE - We will determine the amount of your Variable Annuity Payments, including the first, no more than ten (10) Business Days prior to the payment date. The payment dates must be the same day each month as the date you selected for the Annuity Date, i.e. the first or the fifteenth.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS - Annuity Payments will be paid as monthly installments or at any frequency acceptable to you and us. The Contract Value on the Annuity Date is applied to the Annuity Table for the Annuity Option elected. If the amount of the Contract Value to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment in lieu of Annuity Payments. If the amount of any Annuity Payment would be or become less than $100, we will reduce the frequency of payments to an interval which will result in each payment being at least $100.

BASIS OF PAYMENTS - The Annuity Tables are based on the 1983 Individual Annuity Mortality Table with mortality projected to the year 2000 by projection scale G and with an annual effective interest rate of [3%].

ANNUITY OPTIONS - The following Annuity Options may be elected:

     Option 1 - Life Annuity - A monthly income payable during the lifetime of the Annuitant and terminating with the last payment preceding his/her death.

     Option 2 - Life Annuity with a Guaranteed Period - A monthly income payable during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for less than a stated certain period, which may be five, ten, fifteen or twenty years, as elected, the monthly income will be continued during the remainder of the elected period. However, the Beneficiary may elect to receive a single sum payment. A single sum payment will be equal to the present value of remaining payments as of the date of receipt of due proof of death commuted at the assumed investment rate of [3%].

     Option 3 - Survivorship Annuity - A monthly income payable during the joint lifetime of the Annuitant and another named individual and thereafter during the lifetime of the survivor, ceasing with the last income payment due prior to the death of the survivor.

     Option 4 - Any other option that is mutually agreed upon between you and the Company will be available.

ELECTION OF ANNUITY OPTION - The Annuity Option is elected by you. If no Annuity Option is elected, Option 2 with ten (10) years guaranteed will automatically be applied. Prior to the Annuity Date, you may, upon thirty (30) days prior written notice to us, change the Annuity Option.

ANNUITY - You can elect to have the Annuity Option payable as a Fixed Annuity or a Variable Annuity or a combination. If you do not tell us and if all of the Contract Value on the Annuity Calculation Date is allocated to the Fixed Account, the Annuity will be paid as a Fixed Annuity. If all of the Contract Value on that day is allocated to the Separate Account, the Annuity will be paid as a Variable Annuity. If the Contract Value on that day is allocated to both the Fixed Account and the Separate Account, the Annuity will be paid as a combination of a Fixed Annuity and a Variable Annuity to reflect the allocation between the Accounts. Variable Annuity Payments will reflect the investment performance of the Separate Account in accordance with the allocation of the Contract Value to the Subaccounts on the Annuity Date. Unless another payee is designated, you will be the payee of the Annuity Payments.

The Contract Value will be applied to the applicable Annuity Tables. The Annuity Table used will depend upon the Annuity Option elected. The amount of the first payment for each $1,000 of Contract Value is shown in the Annuity Tables and is based on the Annuitant's Attained Age. If, as of the Annuity Calculation Date, the then current Annuity Option rates applicable to this class of contracts provide a first Annuity Payment greater than that which is guaranteed under the same Annuity Option under this Contract, the greater payment will be made.

FIXED ANNUITY - The Fixed Account Value will be used to determine the Fixed Annuity monthly payment. The first monthly Annuity Payment will be based upon the Annuity Option elected, the Annuitant's Attained Age and the appropriate Annuity Option Table.

VARIABLE ANNUITY - Variable Annuity Payments:

     1.   are not predetermined as to dollar amount; and

     2. will vary in amount with the net investment results of the applicable Subaccount(s) of the Separate Account.

The dollar amount of Variable Annuity Payments for each applicable Subaccount after the first payment is determined as follows:

     1. the dollar amount of the first Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Subaccount as of the Annuity Calculation Date. This establishes the number of Annuity Units for each monthly payment. The number of Annuity Units for each applicable Subaccount remains fixed during the Annuity Period;

     2. the fixed number of Annuity Units per payment in each Subaccount is multiplied by the Annuity Unit Value for that Subaccount for the Annuity Calculation Date. This result is the dollar amount of the payment for each applicable Subaccount.

The total dollar amount of each Variable Annuity Payment is the sum of all Subaccount Variable Annuity Payments.

ANNUITY UNIT - The value of an Annuity Unit for each Subaccount of the Separate Account was arbitrarily set initially at $10. This was done when the first Investment Option shares were purchased.

The Subaccount Annuity Unit Value at the end of any subsequent Business Day is determined by multiplying the Subaccount Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the day for which the Annuity Unit Value is being calculated; and multiplying the result by a factor for the Business Day which negates the assumed interest rate used to develop the Annuity Tables.

NET INVESTMENT FACTOR - The Net Investment Factor for any Subaccount of the Separate Account for any Business Day after the first payment is determined by dividing:

     1.   the Accumulation Unit Value as of the current Business Day; by

     2.   the Accumulation Unit Value as of the immediately  preceding  Business
          Day.

The Net Investment Factor may be greater or less than one, as the Annuity Unit Value may increase or decrease.

MORTALITY AND EXPENSE GUARANTEE - We guarantee that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in actual mortality or expenses.

                              SURRENDER PROVISIONS

SURRENDERS - Prior to the Annuity Date, you may, upon written request received by us at the Annuity Service Office, make a total or partial surrender of the Surrender Value. A surrender will result in the cancellation of Accumulation Units from each applicable Subaccount of the Separate Account or a reduction in the Fixed Account Value in the ratio that the Subaccount Value and/or the Fixed Account Value bears to the total Contract Value. You must specify in writing in advance which units are to be canceled, or which values are to be reduced, if other than the above method is desired. We will pay the amount of any surrender within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments or Transfers from the Separate Account provision or the Deferral of Payments or Transfers from the Fixed Account provision is in effect.

Each partial surrender must be for an amount which is not less than the amount shown on the Contract Schedule or, if smaller, the remaining Surrender Value. The minimum Surrender Value which must remain in the Contract after a partial surrender is shown on the Contract Schedule. The Surrender Value is the Contract Value less any applicable Surrender Charge and less any Premium or other taxes.

SURRENDER CHARGE - Upon surrender of all or a portion of the Contract Value, a Surrender Charge as set forth on the Contract Schedule may be assessed. Under certain circumstances a surrender may be allowed without the imposition of a Surrender Charge.

For a partial surrender, the Surrender Charge will be deducted from the remaining Surrender Value, if sufficient, or from the amount surrendered. The Surrender Charge will be deducted by canceling Accumulation Units from each applicable Subaccount or reducing the Fixed Account Value in the ratio that the Subaccount Value and/or Fixed Account bears to the total Contract Value. The Owner must specify in writing in advance if other than the above method of cancellation is desired.

                 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS
                            FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments for a surrender or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2.   trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                        DEFERRAL OF PAYMENTS OR TRANSFERS
                             FROM THE FIXED ACCOUNT

We reserve the right to defer payment for a surrender or transfer from the Fixed Account for the period permitted by law but not for more than six (6) months after written election is received by us at the Annuity Service Office.

                          RESERVES, VALUES AND BENEFITS

All reserves are greater to, or equal to, those required by statute. Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by any law of the state in which this Contract is delivered.

                                     TABLES